Exhibit 5.1

Chicago New York Washington, DC London San Francisco Los Angeles Singapore vedderprice.com

August 25, 2020

Enova International, Inc.

175 West Jackson Boulevard

Chicago, Illinois 60604

Re: Registration Statement on Form S-4 of Enova International, Inc.

Ladies and Gentlemen:

We have acted as counsel to Enova International, Inc., a Delaware corporation (“Enova”), in connection with (i) the merger (the “Merger”) of Enova Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and indirect wholly owned subsidiary of Enova, with and into On Deck Capital, Inc., a Delaware corporation (“On Deck”) pursuant to the Agreement and Plan of Merger, dated as of July 28, 2020 (the “Merger Agreement”), by and among Enova, Merger Sub and On Deck, and (ii) the Registration Statement on Form S-4 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Enova of shares of Enova’s common stock, par value $0.00001 per share, to be issued in connection with the Merger (the “Shares”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined such documents and materials, including the Registration Statement, the Merger Agreement, Enova’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and such other corporate documents and records of Enova, as we have deemed necessary or appropriate for the purpose of and as a basis for rendering this opinion. In our investigation, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of Enova and assumed that all representations made by Enova as to matters of fact in the documents that we reviewed were and are accurate.

Our opinion is limited to the applicable provisions of the Delaware General Corporation Law and the federal laws of the United States of America. We express no opinion with respect to the laws of any other jurisdiction.

On the basis of the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing and inclusion of this opinion as an exhibit to the Registration Statement and to the reference of our name under the heading “Legal Matters” in the proxy statement/prospectus included therein. In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vedder Price P.C.

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